Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com
Xcel Energy chief operations officer to retire this summer
Two internal executive appointments announced in accordance with succession planning process

MINNEAPOLIS (March 3, 2025) — Xcel Energy Inc. (NASDAQ: XEL) announced today that Timothy O’Connor, executive vice president, chief operations officer, will retire from the company this summer after nearly two decades of service.

In accordance with the company’s succession planning process, two internal executive appointments were announced, which will be effective May 1:
•Scott Sharp will be named executive vice president, chief generation officer, adding oversight of Nuclear to his portfolio of Energy Supply and Commercial Operations.
•Michael Lamb will be named executive vice president, chief delivery officer. He has led the company’s Customer Delivery group since last year, overseeing the business areas of Electric Distribution and Transmission, Gas Distribution and Transmission, Wildfire Risk Management and Operations Process & Performance. He will add the Major Projects Group to his portfolio. Lamb also will become the coordinating officer for the Operations, Nuclear, Environmental and Safety (ONES) committee of the Xcel Energy board of directors.

Sharp and Lamb both will serve on the company’s Executive Committee and report to Bob Frenzel, chairman, president and CEO. O’Connor will transition into an advisory role through August, reporting to Frenzel.

“Xcel Energy benefits from a strong pipeline of leadership that we have built – and continue to build – over time so that we are prepared for change when it inevitably occurs,” Frenzel said. “Our company has been extremely fortunate to benefit from Tim’s four decades of nuclear and operations experience, and we appreciate his years of dedicated service to our employees, customers and communities.”

O’Connor joined Xcel Energy in 2007 as a vice president at the Monticello Nuclear Generating Plant in Minnesota. He led the company’s Nuclear group for eight years before being elevated in 2020 to executive vice president, chief generation officer, and to his current role in 2021. O’Connor has represented Xcel Energy on several executive advisory groups, including the Department of Energy’s Idaho National Laboratory Nuclear Science and Technology areas, the Holtec Decommissioning advisory board, Nuclear Energy Institute’s industry labor management committee and the Terrestrial Energy industry advisory committee. He also worked in a reverse loaned assignment with the Institute of Nuclear Power Operations.

Sharp joined Xcel Energy in 2000 and has more than three decades of experience operating power plants. His leadership roles have included senior vice president, Energy Supply and Commercial Operations; site vice president at the Prairie Island Nuclear Generating Plant in Minnesota; and vice president, Nuclear Operations. He serves on the nonprofit board of the Carpenter Nature Center in Minnesota, as well as lending his expertise to the NuScale Advisory Board and Small Modular Reactor Start Board for development and promotion of next-generation nuclear technology.

Exhibit 99.01

Lamb joined Xcel Energy in 1985 and has held a number of leadership roles, including senior vice president, Customer Delivery; senior vice president, Transmission; and vice president, Enterprise Transformation Office & Operating Services. He serves on several nonprofit boards, including the Association of Edison Illuminating Companies, American Gas Association, Southern Gas Association and Minndependent.

“Scott and Michael have a combined nearly 65 years of service with Xcel Energy,” Frenzel said. “Their deep organizational acumen, focused on safety, operational excellence and continuous improvement, will allow us to continue to make energy work better for our customers every day. I look forward to working with them in their new roles and continuing to benefit from their leadership and expertise.”

# # #

About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on X and Facebook.